Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-230033

O’REILLY AUTOMOTIVE, INC.

$500,000,000 4.200% Senior Notes due 2030

March 25, 2020

Term Sheet

Issuer	O’Reilly Automotive, Inc.

Description of Security	4.200% Senior Notes due 2030

Security Type	Senior Notes

Legal Format	SEC Registered

Ratings (Moody’s / S&P)*	Baa1 (Stable) / BBB (Stable)

Trade Date	March 25, 2020

Settlement Date	March 27, 2020 (T+2)

Principal Amount	$500,000,000

Maturity Date	April 1, 2030

Interest Payment Dates	Semi-annually on April 1 and October 1, commencing on October 1, 2020

Coupon	4.200%

Benchmark Treasury	1.500% due February 15, 2030

Benchmark Treasury Price / Yield	106-19 / 0.805%

Spread to Benchmark Treasury	+340 basis points

Yield to Maturity	4.205%

Public Offering Price	99.959% of the principal amount

Optional Redemption

Prior to January 1, 2030, redeemable, in whole, at any time, or in part, from time to time, at the Company’s option, for cash, at a redemption price, plus accrued and unpaid interest to, but not including, the redemption date, equal to the greater of (1) 100% of the principal amount thereof, or (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon

(1)  Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

that would have been due if the notes matured on January 1, 2030, not including accrued and unpaid interest to, but not including, the date of redemption, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus 50 basis points.

On or after January 1, 2030, redeemable, in whole at any time or in part from time to time, at the Company’s option, for cash, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest to, but not including, the redemption date.

CUSIP Number	67103HAJ6

ISIN	US67103HAJ68

Joint Book-Running Managers	J.P. Morgan Securities LLC
U.S. Bancorp Investments, Inc.
SunTrust Robinson Humphrey, Inc.
Wells Fargo Securities, LLC

Senior Co-Managers	PNC Capital Markets LLC
TD Securities (USA) LLC

Co-Managers	BNP Paribas Securities Corp.
Capital One Securities, Inc.
Citizens Capital Markets, Inc.
Huntington Securities, Inc.
Mizuho Securities USA LLC
MUFG Securities Americas Inc.
Regions Securities LLC

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for this offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC web site at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from J.P. Morgan Securities LLC, collect at 1-212-834-4533 or U.S. Bancorp Investments, Inc., toll-free at 1-877-558-2607.

Term Sheet dated March 25, 2020, to the Preliminary Prospectus Supplement dated March 25, 2020, and the accompanying Prospectus dated March 1, 2019 (together, the “Preliminary Prospectus”) of O’Reilly Automotive, Inc. The information in this Term Sheet supplements the Preliminary Prospectus and supersedes the information in the Preliminary Prospectus to the extent it is inconsistent with the information in the Preliminary Prospectus. This Term Sheet is qualified in its entirety by reference to the Preliminary Prospectus. Financial information presented in the Preliminary Prospectus is deemed to have changed to the extent affected by the changes described herein. This pricing term sheet should be read together with the Preliminary Prospectus, including the documents incorporated by reference therein, before making a decision in connection with an investment in the securities. Capitalized terms used in this Term Sheet but not defined have the meanings given them in the Preliminary Prospectus.